UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

CARBONITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Two Avenue de Lafayette, Boston, Massachusetts 02111
(Address of principal executive offices, including ZIP code)
(617) 587-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2015, Carbonite, Inc. (the "Company") announced that Mr. Christopher Doggett has been appointed as Senior Vice President of Global Sales, effective December 14, 2015. Also on December 1, 2015, Mr. Peter Lamson tendered his resignation as Senior Vice President of Global Sales in order to accept the position of Chief Executive Officer of Jazz (formerly Resumator), a technology company based in Pittsburgh, Pennsylvania. The Company recognizes and thanks Mr. Lamson for his dedication and service to the Company over the past five years.

Since December 2012, Mr. Doggett, age 46, has had various levels of responsibility for building and scaling the sales channel for Kaspersky Lab, Inc. ("Kaspersky Lab"), a leading vendor of cybersecurity solutions and threat intelligence for large enterprises, small and medium-sized business and consumers. During his time at Kaspersky Lab, Mr. Doggett served as Managing Director from April 2014 to December 2015, Senior Vice President of Corporate Sales, North America, from December 2012 to April 2014, and Vice President, Channel Sales, North America, from March 2012 to December 2012. Prior to Kaspersky Lab, Mr. Doggett served as the Executive Vice President for Financial Recovery Technologies LLC (“FRT”), a technology-based services firm, from September 2010 to March 2012, where he was responsible for the strategic and operational leadership of FRT’s sales and marketing professionals. Prior to FRT, Mr. Doggett spent six years with Sophos, Inc. (“Sophos”), a global security software company, where he was the channel sales leader of global partner sales programs and strategies. There are no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K involving Mr. Doggett.

On November 27, 2015, the Company entered into an offer letter agreement with Mr. Doggett setting forth the terms of his employment as the Company’s Senior Vice President of Global Sales. The offer letter agreement provides for an annual base salary of $310,000, subject to increases and modifications as determined by our board of directors or its compensation committee. The offer letter agreement also provides for a sign-on bonus of $35,000 of which Mr. Doggett is obligated to repay a prorated amount in the event that he voluntarily terminates his employment within one year from its commencement. Mr. Doggett will be eligible to participate in the Company’s executive incentive bonus plan and in other benefit programs that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated employees of the Company.

Pursuant to the offer letter agreement, Mr. Doggett will also be granted $400,000 in value of restricted stock units of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which restricted stock units shall vest in 25% annual installments beginning on the first anniversary of employment, contingent upon Mr. Doggett’s continued employment with the Company. If, during the first twelve months after a change of control of the Company, Mr. Doggett is terminated without cause or is constructively terminated by the Company, all of Mr. Doggett’s then-unvested equity shall vest immediately prior to the termination date.

In addition, if Mr. Doggett’s employment is terminated by the Company within his first year of employment without cause or if Mr. Doggett is constructively terminated by the Company, he will be entitled to receive a payment in an amount equal to (i) three times his then-current monthly base salary plus (ii) three times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Mr. Doggett’s valid execution and delivery of a full release in favor of the Company. If Mr. Doggett’s employment is terminated by the Company after his first year of employment without cause or if Mr. Doggett is constructively terminated by the Company, he will be entitled to receive a payment equal to (i) six times his then-current monthly base salary plus (ii) six times the monthly amount that the Company paid for his participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Mr. Doggett’s valid execution and delivery of a full release in favor of the Company.

The foregoing summary of Mr. Doggett’s offer letter agreement is summary in nature and is qualified in its entirety by reference to the offer letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Exhibits.
(d) Exhibits

10.1	Offer Letter Agreement with Christopher Doggett, dated November 27, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on December 1, 2015.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	General Counsel, Vice President and Corporate Secretary